Filed under Rule 433
File No. 333-131159

CIT Group Inc.

Extendible Floating Rate Senior Notes

Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$350,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	100%

Agents’ Commission:	0.10%

Proceeds to the Issuer:	$349,650,000

Pricing Date:	August 9, 2006

Settlement Date:	August 14, 2006

Initial Maturity Date:

August 14, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due and no interest on such principal will accrue for the period from and after the Initial Maturity Date if the maturity of all or any portion of the principal amount of the notes is not extended in accordance with the procedures described below.

Final Maturity Date:

August 14, 2016, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the Final Maturity Date.

Actual Maturity Date:

Quarterly on February 14, May 14, August 14 and November 14, commencing on August 14, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the date that the payment was due, and no interest on such principal will accrue for the period from and after the Actual Maturity Date.

Election Dates:

Quarterly on February 14, May 14, August 14 and November 14, commencing on November 14, 2006, provided that if any such day is not a Business Day, the Election Date will be extended to the next succeeding Business Day.

Election Notice Period:	The Election Notice Period for each Election Date will begin ten Business Days prior to an Election Date, and end two Business Days immediately preceding the Election Date.

Extension Election:

The notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the notes is extended in accordance with the procedures described below. In no event will the maturity of the notes be extended beyond the Final Maturity Date.

During an Election Notice Period you may elect to extend the maturity of all or any portion of the principal amount of your notes (in any multiple of $2,000 or integral multiples of $1,000 thereof) so that the maturity of your notes will be extended to the date opposite the listed Election Date. The Election Dates and the corresponding Actual Maturity Dates are:

	ELECTION DATE	ACTUAL MATURITY DATE

	November 2006 Election Date	November 2008 Actual Maturity Date
	February 2007 Election Date	February 2009 Actual Maturity Date
	May 2007 Election Date	May 2009 Actual Maturity Date
	August 2007 Election Date	August 2009 Actual Maturity Date
	November 2007 Election Date	November 2009 Actual Maturity Date
	February 2008 Election Date	February 2010 Actual Maturity Date
	May 2008 Election Date	May 2010 Actual Maturity Date
	August 2008 Election Date	August 2010 Actual Maturity Date
	November 2008 Election Date	November 2010 Actual Maturity Date
	February 2009 Election Date	February 2011 Actual Maturity Date
	May 2009 Election Date	May 2011 Actual Maturity Date
	August 2009 Election Date	August 2011 Actual Maturity Date
	November 2009 Election Date	November 2011 Actual Maturity Date
	February 2010 Election Date	February 2012 Actual Maturity Date
	May 2010 Election Date	May 2012 Actual Maturity Date
	August 2010 Election Date	August 2012 Actual Maturity Date
	November 2010 Election Date	November 2012 Actual Maturity Date
	February 2011 Election Date	February 2013 Actual Maturity Date
	May 2011 Election Date	May 2013 Actual Maturity Date
	August 2011 Election Date	August 2013 Actual Maturity Date
	November 2011 Election Date	November 2013 Actual Maturity Date
	February 2012 Election Date	February 2014 Actual Maturity Date
	May 2012 Election Date	May 2014 Actual Maturity Date
	August 2012 Election Date	August 2014 Actual Maturity Date
	November 2012 Election Date	November 2014 Actual Maturity Date
	February 2013 Election Date	February 2015 Actual Maturity Date
	May 2013 Election Date	May 2015 Actual Maturity Date
	August 2013 Election Date	August 2015 Actual Maturity Date
	November 2013 Election Date	November 2015 Actual Maturity Date
	February 2014 Election Date	February 2016 Actual Maturity Date
	May 2014 Election Date	May 2016 Actual Maturity Date
	August 2014 Election Date	August 2016 Actual Maturity Date

Interest Rate Basis:	Federal Funds (Open) Rate

Interest Payment Dates:

Interest will be paid (i) on the Actual Maturity Date, and (ii) quarterly on February 14, May 14, August 14 and November 14, commencing on November 14, 2006, provided that if any such day (other than a maturity date or the date of redemption) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

Spread:	For the issue date and Interest Reset Dates occurring:	Spread:

	From and including the Settlement Date to but excluding the August 14, 2007 Interest Reset Date	plus 14 bps

	From and including the August 14, 2007 Interest Reset Date to but excluding the August 14, 2008 Interest Reset Date	plus 14 bps

	From and including the August 14, 2008 Interest Reset Date to but excluding the August 14, 2009 Interest Reset Date	plus 15 bps

	From and including the August 14, 2009 Interest Reset Date to but excluding the August 14, 2010 Interest Reset Date	plus 16 bps

	From and including the August 14, 2010 Interest Reset Date to but excluding the August 14, 2011 Interest Reset Date	plus 17 bps

	From and including the August 14, 2011 Interest Reset Date to but excluding the August 14, 2012 Interest Reset Date	plus 18 bps

	From and including the August 14, 2012 Interest Reset Date to but excluding the August 14, 2013 Interest Reset Date	plus 18 bps

	From and including the August 14, 2013 Interest Reset Date to but excluding the August 14, 2014 Interest Reset Date	plus 18 bps

	From and including the August 14, 2014 Interest Reset Date to but excluding the August 14, 2015 Interest Reset Date	plus 18 bps

	From and including the August 14, 2015 Interest Reset Date to and including the August 14, 2016 Final Maturity Date	plus 18 bps

Interest Reset Dates:

Each Business Day, commencing on August 14, 2006, provided that (a) the Federal Funds (Open) Rate in effect for any day that is not a Business Day shall be the Federal Funds (Open) Rate in effect for the prior Business Day and (b) the Federal Funds (Open) Rate in effect on the second Business Day preceding an Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.

Interest Determination Dates:	Each Interest Reset Date.

Calculation of Interest:	Federal Funds (Open) Rate determined on the Interest Determination Date plus the Spread.

Optional Redemption:

At the option of the Issuer, the notes are redeemable on or after August 14, 2012, in whole or in part, on any Interest Payment Date, at par plus accrued interest upon not less than 30 days’ notice. In addition, if a holder of any notes elects not to extend the maturity of such notes, the Issuer may elect to redeem such notes, in whole or in part, on any Interest Payment Date following such election not to extend the maturity.

Day Count/Accrual of Interest:

Actual/360. Accrued interest will be computed by adding the Interest Factors calculated for each day from the Settlement Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for any Note for each such day will be computed by multiplying the aggregate principal amount then outstanding of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.

Maximum Interest Rate:	Maximum rate permitted by New York law.

Minimum Interest Rate:	0.0%

Other Provisions:

“Federal Funds (Open) Rate” means for any Interest Determination Date, the rate on that date for the Federal Funds open rate as that rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 5 (or any other page as may replace that page on that service) (“Telerate Page 5”) or if not available on Telerate Page 5, the Federal Funds open rate at Garvin Guy Butler (or any successor entity). If the Federal Funds open rate does not appear on Telerate Page 5 and is not available from Garvin Guy Butler, or if the rate is not yet published by 9:00 a.m. New York City time, on any Interest Determination Date, then the Federal Funds (Open) Rate will be the Federal Funds open rate as displayed on Bridge Telerate, Inc. (or any successor service) on page 4833 (or any other page as may replace that page on that service) or from Prebon Marshall Yamane (or any successor entity). The Federal Funds (Open) Rate will be calculated on a weighted basis, meaning Friday’s rate will be in effect for Saturday and Sunday.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.